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Exhibit 99.1

Press Release Dated May 30, 2002

NEWS
FOR IMMEDIATE RELEASE

RWD Technologies, Inc. Appoints Ernst & Young as Independent Auditor

        COLUMBIA, MD—May 30, 2002—RWD Technologies (Nasdaq: RWDT) today announced the engagement of Ernst & Young LLP as the Company's independent public accountants, effective May 31, 2002. The appointment was made by RWD's Board of Directors based on the recommendation of its Audit Committee following a thorough selection process.

        The decision to dismiss Arthur Andersen LLP was not the result of any disagreement between RWD and Arthur Andersen LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure. "We have had a long term relationship with Arthur Andersen, which has always provided quality service. We are looking forward to a successful relationship with Ernst & Young," said Dr. Robert W. Deutsch, RWD's Chairman and CEO.

About RWD Technologies, Inc.
RWD Technologies, Inc. (Nasdaq: RWDT) is a professional services and products company with headquarters in Columbia, MD, which provides a broad range of technology solutions to the business problems confronting Fortune 1000 companies. RWD has three operational segments: Performance Solutions, Enterprise Systems, and Latitude360. Established in 1988, RWD has approximately 950 employees located in 15 offices in the United States, three offices in Europe, and one office in both Canada and Singapore. RWD provides services that increase productivity and reduce operating costs for companies in more than 20 industries. Information about RWD can be found at the corporation's Web site: www.rwd.com.

Copyright 2002 RWD Technologies, Inc. All rights reserved.
RWD and RWD Technologies, Inc. are trademarks of RWD Technologies, Inc. in the United States and several countries.

Media Contact:
RWD Technologies, Inc.
Beth M. Buck, CPA
Vice President & Chief Financial Officer
(888) RWD-TECH
bbuck@rwd.com

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